Exhibit 99.1

             Zale Announces Second Quarter Sales Results


    DALLAS--(BUSINESS WIRE)--Feb. 8, 2007--Zale Corporation (NYSE:
ZLC), a leading specialty retailer of fine jewelry in North America, today reported that for the second quarter ended January 31, 2007, comparable store sales increased 1.4%. Total revenues for the second quarter were $1.019 billion compared to last year's total revenues of $979 million, an increase of 4.1%. Last year's total revenues exclude the results of the Bailey Banks & Biddle stores that were closed during the second fiscal quarter of 2006. Including the store closures, total revenues this year increased 2.5% compared to last year's total revenues of $994 million.

    Year-to-date total revenues, excluding the store closures, increased 3.9% to $1.452 billion, compared to $1.397 billion for the same period last year. Including the store closures, year-to-date total revenues increased 2.2% compared to $1.421 billion for the same period last year. Year-to-date comparable store sales, which exclude the store closures, increased 1.1%.

    The Company indicated it is comfortable with the higher end of previously issued guidance of diluted earnings per share in the range of $1.85 to $1.90 for the second fiscal quarter, excluding the impact of derivative accounting under SFAS 133.

    Zale Corporation will announce its second quarter fiscal 2007 earnings results on February 21, 2007. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

    Zale Corporation is a leading specialty retailer of fine jewelry in North America operating approximately 2,400 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's sales and earnings for the second quarter of fiscal year 2007. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; personnel costs are a substantial portion of our expense structure and are difficult to control in the short-term; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citibank U.S.A., N.A. may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer